Exhibit 99.2
Rollins Agrees to Purchase Hometeam Pest Defense from Centex
ATLANTA & DALLAS, MARCH 31, 2008 —Rollins, Inc. (NYSE: ROL) has entered into a definitive purchase agreement with subsidiaries of Centex Corporation (NYSE: CTX) to acquire, through the purchase of assets, its pest control business, HomeTeam Pest Defense. The purchase price will be paid in cash and is expected to be approximately $137 million. The closing of the transaction is expected in early April, subject to the satisfaction of customary conditions.
Rollins plans to operate HomeTeam separately, along with its other wholly owned pest management subsidiaries: Orkin, PCO Services, Western Pest Services and The Industrial Fumigant Company.
HomeTeam has 50 offices in 13 states and is the nation’s third largest residential pest management company and performs services for approximately 400,000 customers coast to coast. Founded in 1996, the company works with over 1,000 builder partners and currently performs more than 1 million pest control services a year. HomeTeam has emerged as a leader in pest management based heavily on its innovation of Taexx®, HomeTeam’s built-in pest defense system installed in tens of thousands of new homes each year.
“We are most pleased to have entered into this agreement with Centex,” said Gary Rollins, president and chief executive officer of Rollins, Inc. “This acquisition provides significant opportunity for Rollins to leverage HomeTeam’s proprietary technology and new home marketing expertise to more markets throughout the U.S. The purchase of HomeTeam will provide us with an entry into a new business channel, and provide our company a meaningful opportunity for longer term growth. HomeTeam has built a valuable business enterprise and a loyal customer base, which speaks well for their commitment to service. We look forward to working with HomeTeam’s president, Bob Wanzer, and his great team of professionals. Rollins will benefit from their talent and experience.”
“This transaction is good for HomeTeam and good for Centex,” said Timothy R. Eller, chairman and chief executive officer of Centex. “HomeTeam is now aligned with one of the premier pest management companies in North America and has access to additional markets for growth. This transaction is good for Centex because it further sharpens our focus on our primary business of homebuilding and generates cash that can be applied to homebuilding initiatives.”
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Rollins/Centex, Page 2 of 2
About Rollins
Rollins, Inc. is a premier North American consumer and commercial services company. Through its wholly owned subsidiaries, Orkin, Inc., PCO Services, Western Pest Services, and The Industrial Fumigant Company, the Company provides essential pest control services and protection against termite damage, rodents and insects to approximately 1.7 million customers in the United States, Canada, Mexico, Central America, the Caribbean, the Middle East and Asia from over 400 locations. You can learn more about our subsidiaries by visiting our Web sites at www.orkin.com, www.westernpest.com, www.indfumco.com and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.
About Centex
Dallas-based Centex, founded in 1950, is one of the nation’s leading home building companies. Its leading brands include Centex Homes, Fox & Jacobs Homes and CityHomes. Centex’s core business units include home building operations and mortgage, title and insurance services. Centex has ranked among the top three homebuilders on FORTUNE magazine’s “Most Admired Companies in America” for nine straight years and leads the industry for quality and customer satisfaction.
Caution Concerning Forward-Looking Statements
This release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the expected time to close the transaction; the Company’s belief that the acquisition provides significant opportunity for Rollins to leverage HomeTeam’s proprietary technology and new home marketing expertise to more markets throughout the U.S.; and the purchase of HomeTeam will provide the Company with an entry into a new business channel and provide the Company a meaningful opportunity for longer-term growth. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including without limitation, general economic conditions; market risk; changes in industry practices or technologies; the degree of success of the Company’s pest and termite process reforms and pest control selling and treatment methods; the Company’s ability to identify and integrate potential acquisitions; climate and weather trends; competitive factors and pricing practices; expected benefits of the commercial re-engineering project may not be realized; potential increases in labor costs; uncertainties of litigation; and changes in various government laws and regulations, including environmental regulations. All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. A more detailed discussion of potential risks facing the Company can be found in the Company’s Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2007.
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Contact:
Rollins Inc.
Harry J. Cynkus, 404-888-2922
or
Centex Corp.
Analysts:
Matthew G. Moyer, 214-981-6901
or
Media Relations:
Eric S. Bruner, 214-981-6982